Exhibit 2.1
PURCHASE AND SALE AGREEMENT
between
The parties designated on Exhibit “A”,
as Seller,
and
BLC Acquisitions, Inc.
as Purchaser
As of October 7, 2009

Sunrise of Santa Rosa	Sunrise of Fort Wayne	Sunrise at Finneytown
3250 Chanate Road	3110 East Coliseum Boulevard	9101 Winton Road
Santa Rosa, CA 95404	Fort Wayne, IN 46805	Cincinnati, OH 45231

Sunrise of Colorado Springs	Sunrise at Willow Lake	Sunrise at Kenwood
10 West Monument Street	2725 Lake Circle Drive	9090 Montgomery Road
Colorado Springs, CO 80903	Indianapolis, IN 46268	Cincinnati, OH 45242

Sunrise of West Hartford	Sunrise of Ann Arbor	Sunrise at Oakwood
22 Simsbury Road	2190 Ann Arbor-Saline Road	1701 Far Hills Avenue
West Hartford, CT 06117	Ann Arbor, MI 48103	Dayton, OH 45419

Sunrise of Wilton	Sunrise of Albuquerque	Sunrise of Wooster
96 Danbury Road	4910 Tramway Ridge Dr, NE	(Ground Lease)
Wilton, CT 06897	Albuquerque, NM 87111	1615 Cleveland Road
Wooster, OH 44691

Sunrise of Augusta	Sunrise of South Charlotte	Sunrise of Monroeville
326 Boy Scout Road	5515 Rea Road	2589 Mosside Boulevard
Augusta, GA 30909	Charlotte, NC 28226	Monroeville, PA 15146

Sunrise of Carmel	Sunrise of Bath	Virginia Beach Estates
301 Executive Drive	101 N. Cleveland Massillon Rd	937 Diamond Spring Rd
Carmel, IN 46032	Akron, OH 44333	Virginia Beach, VA 23455

Sunrise at Fall Creek	Sunrise of Englewood	Sunrise of South Hills
5011 Kessler Boulevard, East	95 West Wenger Road	1320 Greentree Road
Indianapolis, IN 46220	Englewood, OH 45322	Pittsburgh, PA 15220

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TABLE OF CONTENTS
(Cont’d)

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TABLE OF CONTENTS
(Cont’d)

			Page
	12.25	Natural Hazard Report for California Property	49
	12.26	Waiver Regarding California Property	49

XIII.	EXECUTION		51
SCHEDULE OF EXHIBITS

Exhibit “A”	Properties and Sellers
Exhibit “A-1”	Legal Description of Properties
Exhibit “A-2”	Allocation of Purchase Price between Properties
Exhibit “A-3”	Allocation of Purchase Price for each Property between Real Property, Personal Property, and Intangible Property
Exhibit “B”	Form of Escrow Agreement for Earnest Money Deposit
Exhibit “C”	Contracts
Exhibit “C-1”	Resident List
Exhibit “C-2”	Operating Statements
Exhibit “D”	Form of Assignment of Purchase Contract to Applicable Property
Exhibit “E-1”	Form of California Grant Deed
Exhibit “E-2”	Form of Colorado Grant Deed
Exhibit “E-3”	Form of Connecticut Grant Deed
Exhibit “E-4”	Form of Georgia Grant Deed
Exhibit “E-5”	Form of Indiana Grant Deed
Exhibit “E-6”	Form of Michigan Grant Deed
Exhibit “E-7”	Form of New Mexico Grant Deed
Exhibit “E-8”	Form of North Carolina Grant Deed
Exhibit “E-9”	Form of Ohio Grant Deed
Exhibit “E-10”	Form of Pennsylvania Grant Deed
Exhibit “E-11”	Form of Virginia Grant Deed
Exhibit “F”	Form of Bill of Sale
Exhibit “G”	Form of Assignment of Intangibles
Exhibit “H”	Form of Assignment and Assumption of Contracts
Exhibit “I”	Form of Assignment and Assumption of Resident Agreements
Exhibit “J”	Form of FIRPTA Certificate
Exhibit “K”	Form of Notice to Residents
Exhibit “L”	Form of Assignment of Ground Lease for Sunrise Wooster Assisted Living, L.L.C
Exhibit “M”	Form of Bridging Lease
Exhibit “N”	Form of Bridging Management Agreement
Exhibit “O”	Pending Litigation
Exhibit “P”	Form of Post-Closing Escrow Agreement

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is dated as of this 7th day of October, 2009 (“Effective Date”), and is made by and between each of the parties named on Exhibit “A” hereto (each, individually, “Seller” and, collectively, “Sellers”), and BLC Acquisitions, Inc., a Delaware corporation (“Purchaser”).
RECITALS
     A. Sellers are the owners of all of the Properties, with the specific Seller of each Property being the party specified as the owner of the corresponding Property listed on Exhibit “A”.
     B. Purchaser desires to purchase all of the Properties and to acquire all of Sellers’ respective right, title and interest in and to the Properties, on the terms and conditions set forth in this Agreement.
     C. Sellers desire to sell to Purchaser all of the Properties and to convey to Purchaser all of their respective right, title and interest in the Properties, on the terms and conditions set forth in this Agreement.
     D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Article I.
AGREEMENT
     NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows.
I.
DEFINITIONS
     As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:
     “Affiliate.” with respect to any person or entity, (i) all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or (ii) all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity.
     “Agreement.” As set forth in the preamble hereof.
     “Allocated Purchase Price.” As set forth in Section 2.6 hereof.
     “Assignment of Contracts.” As set forth in Section 5.2(d) hereof.

     “Assignment of Ground Lease.” As set forth in Section 5.2(n) hereof.
     “Assignment of Intangibles.” As set forth in Section 5.2(c) hereof.
     “Assignment of Resident Agreements.” As set forth in Section 5.2(e) hereof.
     “Bill of Sale.” As set forth in Section 5.2(b) hereof.
     “Books and Records.” With respect to each Property, all documentation, third party reports and studies, land surveys, land use applications, land use permits and approvals, operating permits and other documents in printed or electronic form (but with respect to items in electronic format excluding software which is proprietary to Seller, its Affiliates or any third party, or is licensed from third parties by Seller or its Affiliates) that is in the possession or under the control of Seller or its Affiliates and that pertains to the use, operation, ownership or condition of the Property, including (i) all correspondence, billing, and other files, (ii) all structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Property, and (iii) all financial statements and other accounting, tax, financial, and other books and records relating to the use, maintenance, and operation of the Property, but excluding (x) any Excluded Documents and (y) those items that are consolidated with items from other facilities owned, leased or managed by Seller or its Affiliates and not being conveyed to Purchaser, if any.
     “30-Day Contracts.” As set forth in Section 4.3.4 hereof.
     “Bridging Lease.” As set forth in Section 6.4.2 hereof.
     “Bridging Management Agreement.” As set forth in Section 6.4.2 hereof.
     “Brokers.” As set forth in Article X hereof.
     “Business Agreements.” With respect to each Property, any lease, residency agreement, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting all or a portion of the Property.
     “Cap Amount.” As set forth in Section 9.3 hereof.
     “Casualty.” As set forth in Section 12.13.1 hereof.
     “Casualty Notice.” As set forth in Section 12.13.1 hereof.
     “Casualty Renovation Cost.” As set forth in Section 12.13.1 hereof.
     “Claims.” Collectively, damages, claims (including without limitation, any claim for damage to property of others or injury to or death of any persons), penalties, obligations, liabilities, fines, losses, causes of action, fees, injuries, liens, encumbrance, proceedings, judgments, actions, rights, demands, costs and expenses (including without limitation, reasonable attorneys’ fees whether or not legal proceedings are instituted and court and litigation costs).

     “Claim Notice.” As set forth in Section 9.4 hereof.
     “Closing.” The sale and assignment of the Properties to Purchaser on the Closing Date and the performance by each party of the obligations on its part then to be performed under and in accordance with this Agreement.
     “Closing Date.” As set forth in Section 5.1 hereof.
     “Closing Documents.” As set forth in Section 9.3 hereof.
     “Closing Payment.” As set forth in Section 2.2.2 hereof.
     “Closing Statement.” As set forth in Section 5.2(k) hereof.
     “Contracts.” With respect to each Property, all leases of furniture, fixtures and equipment, and all contracts, leases, and agreements relating to the ownership and/or operation of the Facility and/or the Property, copies of which were provided to Purchaser with the Due Diligence Materials as provided herein or have otherwise been provided to Purchaser prior to the Effective Date, together with (a) all related written warranties and guaranties, and (b) all other contracts, leases, and agreements entered into by Seller in the ordinary course of business after the Effective Date as permitted, and disclosed to Purchaser as required, by the terms of this Agreement, but excluding any Terminated Contracts and excluding any contracts that are national or regional in scope.
     “Conveyance Documents.” Collectively, the Deeds, the Bills of Sale, the Assignments of Intangibles, the Assignments of Contracts, and the Assignments of Resident Agreements.
     “Current Month.” As set forth in Section 5.5.11 hereof.
     “Cut-Off Time.” As set forth in Section 5.5.3 hereof.
     “Deeds.” As set forth in Section 5.2(a) hereof.
     “Due Diligence Issue Notice.” As defined in Section 4.3.1. hereof.
     “Due Diligence Issues.” As defined in Section 4.3.1 hereof.
     “Due Diligence Materials.” As set forth in Section 4.3.1 hereof.
     “Due Diligence Period.” As set forth in Section 4.3.1 hereof.
     “Earnest Money Deposit.” As set forth in Section 2.2.1 hereof.
     “Effective Date.” As set forth in the preamble hereof.
     “Environmental Damages.” As set forth in Section 4.4(g) hereof.

     “Environmental Requirements.” As set forth in Section 4.4(h) hereof.
     “Escrow.” As set forth in Section 3.1 hereof.
     “Escrow Agent.” First American Title Insurance Company’s National Commercial Services office located at 1801 K Street, N.W., Suite 200K, Washington, D.C. 20006, Attention: Mr. Craig Johnson.
     “Escrow Agreement.” As set forth in Section 3.1 hereof.
     “EST.” Eastern Standard (or Daylight) Time, the time applicable in the eastern time zone of the United States.
     “Excluded Assets.” With respect to each Property, the Excluded Documents, all computer hardware and software used by Seller or its Affiliates or in connection with the Facility, cash, cash equivalents, checks and other funds, including, without limitation, Seller’s Accounts Receivable (other than the proration of rent for the Current Month, as set forth in Section 5.5.11 below), notes, securities and other evidence of indebtedness held at the Facility as of the Cut-Off Time, and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller.
     “Excluded Documents.” With respect to each Property, all (a) Proprietary Information, (b) Intellectual Property Rights (provided that Purchaser shall be entitled to a limited license to continue to use any signage on each Property containing the trademark “Sunrise” until Purchaser’s new signage can be installed, but in no event to exceed thirty (30) days, and to refer to the name “Sunrise” in any notices or marketing materials relating to and announcing the change of ownership for a period not to exceed thirty (30) days following the Closing, but provided that Seller must approve all such usage in advance), (c) all casualty, liability, and life insurance policies owned or obtained by Seller on behalf or in connection with Seller’s business at the Facility, (d) the corporate minute books and stock registers of Seller, (e) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or its Affiliates in connection with the sale of the Property, including, without limitation, tax returns or financial statements of Seller (exclusive of operating statements and the general ledger of the Facility and any supporting information which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property, (f) communications between Seller or any Affiliate and their respective attorneys, (g) employee personnel files of Seller, (h) appraisals, assessments or other valuations of the Property in the possession or control of Seller, (i) original bills, invoices, receipts and checks relating to expenses incurred prior to the Cut-Off Time (provided that Purchaser shall be entitled to copies of such items and to retain copies of all of the other Due Diligence Materials after Closing, which right shall survive the Closing), and (j) any confidential or proprietary information of Seller or any confidential information of a resident (unless the transfer of such confidential information of a resident is made in compliance with all Legal Requirements), in each case however embodied.
     “Existing Liens.” As set forth in Section 2.7 hereof.

     “Facility.” With respect to each Property, the senior living community operated and conducted by Seller on the Real Property.
     “Fannie Mae Debt.” As set forth in Section 4.2.3.
     “Good Funds.” A deposit of cashier’s check, certified funds, or confirmed wire transfer of funds.
     “Hazardous Materials.” As set forth in Section 4.4(i) hereof.
     “Hired Employees.” As set forth in Section 6.3.2 hereof.
     “Improvements.” With respect to each Property, the buildings, structures, fixtures, and other permanent improvements located on the Land, including, without limitation, the Facility, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, plumbing, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.
     “Intangible Property.” With respect to each Property, all (a) local telephone and facsimile exchange numbers identified exclusively with the Facility, (b) transferable certificates (including the Certificate of Occupancy for the Real Property), licenses, permits (including the Permits) and warranties now in effect with respect to the Property at no cost to Seller, (c) all general intangibles relating to design, development, operation and use of a Property, all rights and work product under construction, service, consulting, engineering, architectural, design and construction agreements (including any warranties contained therein) and other Contracts, and plans and specifications of any portion of a Property, and all development rights and goodwill related to any portion of a Property, and (d) all other intangible property used by Seller exclusively in connection with the ownership and operation of the Property, but excluding the Excluded Assets.
     “Intellectual Property Rights.” With respect to each Property, all patents, copyrights, trade secrets, trademarks, trade names, service marks, confidential information and other know-how owned by Seller or its Affiliates or used by Seller or its Affiliates in managing the Facility, including but not limited to (a) marketing and management intangibles, (b) all proprietary computer software developed and owned by Seller or its Affiliate, and (c) all proprietary manuals, instructions, policies, procedures and directives issued by Seller or its Affiliates to its employees at the Facility except for those manuals, policies and instructions that related solely to the operation of the Facility. The term “Intellectual Property Rights” shall include the Proprietary Marks, but it does not include the specific data and information stored or maintained on the Intellectual Property Rights that uniquely pertains to the Facility or those served at the Facility (unless such data and information is confidential or proprietary to Seller). The term “Proprietary Marks” means all trademarks, service marks, trade names, trade dress, symbols, logos, slogans, designs, insignia, emblems, devices, domain names, distinctive designs of signs, or any other source identifying feature, or combinations thereof, which are used to identify the Facility or Seller’s or its Affiliates’ services at the Facility, or which are used in connection with the operation of the Facility by Seller or its Affiliates, including but not limited to the trademark “Sunrise.”

     “Inventory.” With respect to each Property, all inventories, materials and supplies used in connection with the operation of the Property and located thereat.
     “Land.” With respect to each Property, the land, as more particularly described on Exhibit “A-1” attached hereto and upon which the Improvements are located, including all easements, rights-of-way, rights of ingress and egress, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenances in any way belonging to or appertaining to the same or the Improvements, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.
     “Legal Requirement.” Any applicable federal, state, local or municipal constitution, law, ordinance, rule, order, regulation or statute of any governmental authority bearing on the construction, alteration, rehabilitation, maintenance, use, operation, sale, transfer or any other aspect of all or any portion of a Property.
     “Non-Foreign Affidavit.” As set forth in Section 5.2(f) hereof.
     “Non-Performing Party.” As set forth in Section 9.8 hereof.
     “Notice to Residents.” As set forth in Section 5.2(m) hereof.
     “Notice.” As set forth in Article XI hereof.
     “Official Records.” The office of the recorder of deeds and other real estate records in the jurisdiction in which a Property is located.
     “Permits.” With respect to each Property, the licenses and permits, approvals, entitlements, and other governmental authorizations (including certificates of occupancy) issued by a governmental or administrative agency or authority (whether federal, state or local) in Seller’s possession or control in connection with the ownership, operation, planning, development, constructions, use, or maintenance of the Property.
     “Permitted Exceptions.” As set forth in Section 4.2 hereof.
     “Personal Property.” With respect to each Property, all (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, televisions, telephone systems; mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating fixtures, systems, and equipment; air conditioning fixtures, systems and equipment; plumbing fixtures, systems, and equipment; security systems and equipment; carpets, drapes, artwork and other furnishings; refrigerators, microwaves, ovens, stoves, and all other appliances; vehicles, office equipment, furniture and fixtures not considered improvements, spare parts, supplies and other physical assets, machinery, tools, trade fixtures, utensils, china, glassware, and other personal property owned by Seller, which are used exclusively in connection with the maintenance and operation of the Facility and/or the Real Property, (c) copies of files maintained or generated by Seller in the course of the operation of the Property (excluding the Excluded Documents) which are located on the Real Property, (d) the Inventory, (e) the Books and Records, and (h) all other personal property which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership, maintenance, and operation of the Facility and/or the Real Property; but excluding, however, (i) the Excluded Assets, (ii) the personal property owned by any resident or employee on the Real Property, and (iii) all tax and utilities and other deposits.

     “Post-Closing Escrow Agreement.” As set forth in Section 9.3 hereof.
     “Post-Closing Liability Escrow.” As set forth in Section 9.3 hereof.
     “Property.” With respect to each Seller, the Land, the Improvements, the Facility, the Personal Property, the Contracts, and the Intangible Property owned by such Seller.
     “Proprietary Information.” As set forth in Section 12.18 hereof.
     “Purchaser.” As set forth in the preamble hereof.
     “Purchase Price.” As set forth in Section 2.2 hereof.
     “Purchaser Closing Documents.” As set forth in Section 9.6 hereof.
     “Purchaser Permits.” As set forth in Section 6.1.2 hereof.
     “Real Property.” With respect to each Property, the Land and the Improvements.
     “Releases.” As set forth in Section 4.2.3 hereof.
     “Resident Agreements.” Those leases, occupancy, residency, and similar written agreements entered into with residents of each Facility, and all amendments, modifications, supplements, renewals, and extensions thereof, of which Seller has provided to Purchaser copies (or access to the same at the Properties) prior to the Effective Date.
     “Resident List.” The list of residents at each Facility, a copy of which is attached hereto as Exhibit “C-1”.
     “Seller’s Accounts Receivable.” With respect to each Property, all accounts receivable and other sums owing to Seller in connection with the operation of the Facility existing on and prior to the Cut-Off Time.
     “Sellers.” As set forth in the preamble hereof.
     “Sixteenth Property.” As set forth in Section 4.2 hereof.
     “Survey.” As set forth in Section 4.2.2 hereof.
     “Survival Date.” As set forth in Section 9.5 hereof.
     “Terminated Contracts.” Those Contracts terminated by Sellers pursuant to Section 4.3.4 hereof.

     “Threshold Amount.” As set forth in Section 9.3 hereof.
     “Title Commitment.” As set forth in Section 4.1 hereof.
     “Title Policy.” As set forth in Section 4.2.1 hereof.
     "“Utility Deposits.” With respect to each Property, all deposits made by the Seller in connection with providing water, sewer, gas, electricity, telephone and other public utilities to the Real Property.
     “WARN Act.” As set forth in Section 6.3.3 hereof.
II.
SALE AND PURCHASE OF PROPERTY
     2.1 Purchase of Property. On the Closing Date, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, such Seller’s right, title, and interest in and to the Land and Improvements, good and marketable title in the Personal Property, and all of such Seller’s right, title and interest in and to the Contracts, the Resident Agreements and the Intangible Property, free and clear of all monetary liens and encumbrances (other than the Contracts, the Resident Agreements, and the Permitted Exceptions), as further described in Section 2.7 hereof, at the purchase price provided in Section 2.2 hereof.
     2.2 Purchase Price and Terms of Payment. The aggregate purchase price for the Properties (“Purchase Price”) shall be Two Hundred Four Million Dollars ($204,000,000), allocated among the Properties as indicated on Exhibit “A-2”, and shall consist of and be payable as follows:
          2.2.1 Earnest Money Deposit. Within two (2) business days after the Effective Date, Purchaser shall deliver to Escrow Agent, in Good Funds, the sum of Five Million Dollars ($5,000,000.00) (together with all interest accrued thereon, the “Earnest Money Deposit”). The Earnest Money Deposit shall be non-refundable to Purchaser, except (a) if a condition precedent to Purchaser’s obligations as set forth in Section 8.2 below is not satisfied or cured as of the Closing Date and such failure is not due to an act or failure to act of Purchaser, or (b) as specifically provided in Section 4.3.1 below, and in any such event Purchaser’s right to such refund will survive any termination of this Agreement. The Earnest Money Deposit shall be applied to the Purchase Price on the Closing Date.
          2.2.2 Balance of Purchase Price. Not later than 1:00 p.m. EST on the Closing Date, Purchaser shall deposit with Escrow Agent, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts as are required to take into account any prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder. The amount to be paid under this Section 2.2.2 is referred to in this Agreement as the “Closing Payment.”

     2.3 Assumption of the Contracts. As additional consideration, Purchaser shall, on and as of the Closing Date, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Sellers under the Contracts which first arise or accrue on and after the Closing Date.
     2.4 Assumption of the Resident Agreements. As additional consideration, Purchaser shall on and as of the Closing Date, at its sole cost and expense, assume and agree to perform, fulfill and comply with all covenants and obligations which are to be performed and complied with by Sellers under the Resident Agreements in effect at such Facility which first arise or accrue on and after the Closing Date.
     2.5 Assumed Liabilities. Except as expressly set forth herein, Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of the Sellers whatsoever, and the Sellers shall retain responsibility for all liabilities and obligations accrued or incurred prior to Closing and all liabilities and obligations arising from each Seller’s operations prior to Closing, whether or not accrued and whether or not disclosed.
     2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Properties as agreed to by Seller and Purchaser (the portion of the Purchase Price allocated to each Property is referred to herein as the “Allocated Purchase Price”). Seller’s proposed allocation of the Purchase Price, including an allocation of the Allocated Purchase Price among the Real Property and the various items of Personal Property and Intangible Property, are indicated on Exhibit “A-2” and Exhibit “A-3” attached hereto. Each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Seller and Purchaser do not agree on such allocations of the Purchase Price, each party shall file federal, state and local tax returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies, provided that the parties shall use Seller’s proposed allocations indicated on Exhibit “A-2” for the determination of any transfer or recordation taxes payable in connection with the recordation of the Deeds.
     2.7 Discharge of Liens. Except with respect to any loans to be assumed under Section 4.2.3 below, Sellers shall cause all bond financing, mortgages, deeds of trust, and monetary liens (including liens for delinquent taxes and mechanics’ and judgment liens properly charged to any of Sellers) affecting the Properties and all indebtedness secured thereby (the “Existing Liens”) to be fully satisfied, released, and discharged of record on the Closing Date with the use of the proceeds of Closing, so that Purchaser shall take title to the Properties free of the same. All costs related to the discharge of the Existing Liens shall be borne by Sellers. Sellers acknowledge that such satisfaction, release, and discharge may involve prepayment penalties or premiums and other costs or expenses, all of which shall be paid by Sellers at their sole cost and expense in connection with the Closing (and the proceeds of Closing shall be used for such purpose).

III.
ESCROW
     3.1 Escrow. Purchaser and Sellers have established or will establish an escrow (“Escrow”) with Escrow Agent by depositing with Escrow Agent the Earnest Money Deposit and having three (3) copies of the Escrow Agreement in the form attached hereto as Exhibit “B” duly executed (in counterparts or otherwise) by Sellers, Purchaser and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held by Escrow Agent in accordance with the terms of the Escrow Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement shall control.
     3.2 Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Agent into an interest bearing account, subject to the control of Escrow Agent in a bank or savings and loan association, or such other institution approved by Purchaser, or such other investment as may be approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and the Escrow Agreement, and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Agent in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Agent Purchaser’s Tax Identification Number.
IV.
TITLE
     4.1 Title Commitment. The parties acknowledge and agree that Escrow Agent has already made available to Purchaser a title report for each Property reflecting the status of title to the Real Property as of the effective date thereof, and to the extent available, legible copies of the exceptions shown thereon, including easements, licenses, restrictions, rights-of-way, leases, covenants, and other conditions, if any, affecting the Real Property, and (subject to the last sentence of this Section 4.1) Purchaser has no further right to object to any title matters except as expressly set forth in Section 4.3.1 below. Purchaser, at Purchaser’s sole cost and expense, shall cause to be furnished to Purchaser, with a copy to Sellers, a current commitment for an A.L.T.A. Owner’s Policy of Title Insurance 2006 Form (or if not available, the local equivalent) (extended coverage, if and to the extent available) for each Property issued by Escrow Agent (“Title Commitment”) and committing to issue the Title Policy to Purchaser for the Real Property and the Improvements in the full amount of the Allocated Purchase Price therefor. Any matters set forth and first appearing in any update of the Title Commitment received after the Effective Date shall be subject to the express written but reasonable approval of Purchaser.

     4.2 Title to the Real Property.
          4.2.1 Effective as of the Closing Date, but conditioned upon Closing, Escrow Agent shall issue to Purchaser for each Property Escrow Agent’s A.L.T.A. Owner’s Policy of Title Insurance 2006 Form (or if not available, the local equivalent) (extended coverage, if and to the extent available) (“Title Policy”), with the liability under each Title Policy to be in an amount equal to the Allocated Purchase Price for such Property, insuring the fee title or ground lessee’s interest, as the case may be, in such Real Property as vested in Purchaser subject only to the following matters affecting title (“Permitted Exceptions”):
     (a) All general and special property taxes and assessments not yet due and owing;
     (b) Any supplemental property taxes assessed as a result of the sale of the Real Property and the Improvements by Seller to Purchaser;
     (c) All liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title in the Official Records in existence as of the Effective Date or approved by Purchaser prior to the expiration of the Due Diligence Period (in accordance with the terms of Section 4.3.1 below); provided, however, that Seller shall remove at or prior to the Closing Date (with use of the Purchase Price, at Seller’s option) all of the Existing Liens (except as may be caused by Purchaser or if and to the extent assumed by Purchaser as set forth in Section 4.2.3 below);
     (d) All exceptions to title in existence as of the Effective Date and disclosed by or in the Survey (and any updates thereto) of the Real Property (including, without limitation, easements, encroachments and zoning) or that would have been disclosed had Purchaser obtained the Survey, or any other matters approved by Purchaser prior to Closing;
     (e) Rights of parties in possession (including residents of the Facility), easements, or claims of easements not shown by the public records, but with respect to which Seller has provided copies of the applicable leases or documents to Escrow Agent and to Purchaser with the Due Diligence Materials as provided herein;
     (f) Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Real Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended; and
     (g) Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors.

          4.2.2 Purchaser shall have the right, at Purchaser’s sole cost and expense, to obtain from Escrow Agent such endorsements to the Title Policies and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay Closing. Purchaser shall be solely responsible for negotiating with Escrow Agent with respect to the Title Policy and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any. Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Sellers’ survey) of the Real Property (“Survey”) acceptable to Escrow Agent for purposes of issuing the Title Policy.
          4.2.3 Purchaser shall assume, at Purchaser’s sole risk, cost, and expense, the existing Fannie Mae loan (the “Fannie Mae Debt”) currently encumbering fifteen (15) of the Properties under terms and conditions reasonably acceptable to Purchaser, Sellers, and Fannie Mae; provided, however, that the terms of the assumption of the Fannie Mae Debt shall be deemed to be acceptable to Purchaser if it provides for Purchaser to be subject to substantially the same economic terms and conditions as currently contained in Sellers’ existing loan documents and guaranties, and Purchaser will pay all reasonable costs of the assumption, including without limitation, an increase in the interest rate, payment of points, and/or a loan curtailment. The parties acknowledge and agree that the Fannie Mae Debt currently encumbers a sixteenth property (the “Sixteenth Property”) that is not one of the Properties. On the Closing Date, Sellers shall cause the portion of the Fannie Mae debt applicable to the Sixteenth Property to be deducted from the balance of the Fannie Mae Debt to be assumed by Purchaser and the Fannie Mae Debt shall not be cross-defaulted with the Sixteenth Property. Purchaser also shall have the right, at Purchaser’s sole risk, cost, and expense, to assume any one or more of the other existing loans on the remaining Properties, provided that Purchaser gives Sellers written notice of the assumption of such other loans within ten (10) business days after the Effective Date. With respect to the assumption of any loans, including the Fannie Mae Debt, it is expressly understood and agreed that (a) Purchaser shall be solely responsible for obtaining the applicable lender’s consent to any loan assumption and for the coordination thereof, and (except in relation to the assumption of the Fannie Mae Debt as provided above) the Closing shall not be subject to, contingent upon, nor delayed by any loan assumption(s), (b) Purchaser shall pay all fees, costs, and expenses in connection with any loan assumption(s), (c) any assumption shall include an affirmative release of the applicable Sellers and their respective Affiliates by the lender of all liabilities and obligations in connection with such assumed loan(s) and any guarantees or indemnities in connection therewith, in form and substance acceptable to Sellers (collectively, the “Releases”), and (d) if Purchaser assumes any portion of Sellers’ loans in accordance with the terms hereof, then the Purchase Price shall be reduced solely by the principal and interest one or more Sellers would otherwise have been obligated to pay as of the Cut-Off Time. Sellers shall reasonably cooperate with Purchaser in connection with any assumption pursuant to the terms hereof, all at no cost or risk to Sellers.
     4.3 Inspection.
          4.3.1 Prior to the date hereof, each Seller made available to Purchaser the information, documents, agreements and reports relating to each Property in such Seller’s possession or control (collectively, the “Due Diligence Materials”) without representation or warranty of any kind or nature, whether express or implied.

The parties acknowledge that Purchaser has had the opportunity to review and inspect the Due Diligence Materials and the Property prior to the date hereof and by executing this Agreement, Purchaser acknowledges that it has completed its inspections and studies of the Property and it has no remaining contingencies to Closing nor rights to object to any due diligence matters except as expressly provided below in this Section 4.3.1, and is agreeing to proceed in accordance with the terms hereof (including without limitation, the terms of Section 4.4 below). Notwithstanding such prior inspections, Sellers shall cooperate and provide Purchaser with reasonable and continuing access to the Real Property upon commercially reasonable Notice to Sellers for the purpose of Purchaser’s inspection (provided, however, that Purchaser shall not perform any invasive testing of any Real Property without Seller’s prior written consent in each instance, which may be granted or withheld in Seller’s sole and absolute discretion). Neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and /or the operation of the Facilities with any on-site employees of the Facilities; provided, however, that Purchaser may meet with any Facility’s Executive Director upon commercially reasonable Notice to Sellers but, if required by Sellers, only in the presence of Sellers’ representative. Each Seller shall have the right to have a representative of such Seller present during all inspections or examinations of the applicable Real Property by Purchaser. Notwithstanding anything to the contrary contained herein, commencing on the Effective Date and continuing until 6:00 p.m. EST on (X) the date that is ten (10) calendar days after the Effective Date, with respect to items (a), (b), (c), and (d) below, or (Y) October 30, 2009, with respect to items (e) and (f) below (in each instance, the “Due Diligence Period”), Purchaser shall have the right to deliver a Notice to Sellers of any Due Diligence Issues, as defined below (a “Due Diligence Issue Notice”). As used herein, “Due Diligence Issues” may include only one or more of the following and no other items: (a) an exception to title to any of the Properties or a matter shown or that would be shown on a current Survey for the Properties to be obtained by Purchaser at its sole cost and expense for the Properties located in Finneytown, Bath, Carmel, Santa Rosa, and South Hills, in any such event only if the same would materially and adversely impact Purchaser’s ability to operate the subject Property; (b) financial terms in the Resident Agreements that are materially and adversely different than as shown on the rent roll previously provided to Purchaser as part of the Due Diligence Materials; (c) provisions or terms in the Contracts that would materially and adversely impact Purchaser’s ability to operate the subject Property; (d) no material adverse differences in the operating statements of the Facilities used by Sellers’ Affiliate in connection with the preparation of its audited financial statements for the year 2008 (as provided by Sellers to Purchaser prior to the Effective Date) from the information contained in the Due Diligence Materials (i.e., the Offering Memorandum) except for the one-time accounting write-downs and adjustments for management fees, insurance, and extraordinary expenses, as noted thereon; (e) non-compliance with a zoning Legal Requirement that would materially and adversely impact Purchaser’s ability to operate the subject Property; or (f) material and adverse differences in the condition of the Properties from that reflected in the Due Diligence Materials (based on updated property condition assessment reports and phase I environmental assessments to be obtained by Purchaser at its sole cost and expense, and on site visits by Purchaser’s maintenance personnel based on such maintenance personnel’s commercially reasonable judgment). If Purchaser sends Seller a Due Diligence Issue Notice, the same shall include with specificity the Due Diligence Issues and the actions required to cure the same. Seller shall then have five (5) business days to send Purchaser a Notice stating whether or not Seller will attempt to cure such Due Diligence Issues, which determination shall be in Seller’s sole and absolute discretion.

If Seller elects to attempt to cure such Due Diligence Issues, Seller shall have up to thirty (30) days from the date of Purchaser’s Due Diligence Issue Notice to effectuate such cure, and the Closing Date shall be extended until the date that is five (5) business days after Seller completes such cure. If Seller elects not to attempt to cure any such Due Diligence Issues, or if Seller is unable to cure any of the same despite its election and commercially reasonable efforts to attempt to do so, Purchaser shall have the right in its sole and absolute discretion, as its sole remedy, to terminate this Agreement within five (5) business days after receiving Seller’s Notice either that it will not attempt to cure any of the Due Diligence Issues or that it is unable to cure any of the Due Diligence Issues Seller elected to attempt to cure. If this Agreement is terminated pursuant to the provisions of this Section, the Earnest Money Deposit shall be returned to Purchaser and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein. If Purchaser does not timely elect to terminate this Agreement as set forth above in this Section 4.3.1, Closing shall occur on the date that is five (5) business days after the later to occur of Purchaser’s Notice to Seller of its election to proceed or the expiration of the time in which Purchaser could have elected to terminate this Agreement.
          4.3.2 Prior to any entry by Purchaser or any of Purchaser’s designees onto any Property, Purchaser shall: (i) if Purchaser does not then have such a policy in force, procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Sellers, covering all Purchaser’s activities, with a single limit of liability (per occurrence and aggregate) of not less than $2,000,000.00; and (ii) deliver to Sellers a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Sellers have been named as an additional insured thereunder with respect to any Purchaser’s activities (such Certificate of Insurance shall be delivered to Sellers). Such insurance shall be written on an “occurrence” basis, and shall be maintained in force until the earlier of (x) the termination of this Agreement and the conclusion of all of Purchaser’s activities, or (y) the Closing Date.
          4.3.3 Purchaser, at all times, will conduct all inspections and reviews in compliance with all Legal Requirements, and in a manner so as to not cause damage, loss, cost or expense to Sellers, any Property or the residents of any Property, and without unreasonably interfering with or disturbing any employee or resident at the Facilities. Prior to Closing, the results of or any other information acquired pursuant to Purchaser’s inspections shall be subject to the terms and conditions of Section 12.18 below. Purchaser will promptly restore any damage to any Property caused by Purchaser’s inspection to its condition immediately preceding such inspections and examinations and will keep the Properties free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations.
          4.3.4 Attached hereto as Exhibit “C” is a list of all Contracts. Purchaser shall assume all of the Contracts on the Closing Date. Notwithstanding the foregoing, Purchaser shall not assume (i) any Contracts which are terminable on thirty (30) days’ or less notice and which Purchaser does not wish to assume (the “30-Day Contracts”), provided that Purchaser provides Seller Notice of Purchaser’s decision not to assume such 30-Day Contracts within ten (10) calendar days after the Effective Date, and (ii) any management agreements with Seller’s Affiliate which Purchaser does not elect to assume, provided that Purchaser provides Seller Notice of Purchaser’s decision not to assume such management agreements prior to the expiration of the Due Diligence Period.

          4.3.5 The cost of the inspections and tests undertaken pursuant to this Section 4.3 shall be borne solely by Purchaser.
          4.3.6 Purchaser covenants and agrees that, until the Closing Date, all information and materials disclosed and/or delivered to it by Sellers, or Sellers’ agents, employees and representatives (including without limitation, the Due Diligence Materials), are confidential and proprietary information, and that Purchaser shall hold the same in accordance with the terms and conditions of Section 12.18 below. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall promptly return to Sellers or notify Seller in writing that Purchaser has destroyed all such information and documentation, and all copies thereof, together with copies of all third party reports and studies obtained by Purchaser with respect to any of the Properties that do not include information confidential or proprietary to Purchaser.
          4.3.7 Except as expressly provided herein, Sellers make no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Sellers’ possession). Except for Purchaser’s reliance on any representation and warranties expressly provided herein, it is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Properties, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of each Property and not on any materials supplied by Sellers. Except for Purchaser’s reliance on any representation and warranties expressly provided herein with respect to any such materials, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Sellers in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.
          4.3.8 The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive Closing or the termination of this Agreement.
     4.4 Condition of the Property. THE FOLLOWING PROVISIONS IN THIS SECTION 4.4 ARE SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, AND OTHER PROVISIONS OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.2) AND THE CONVEYANCE DOCUMENTS:
     (a) BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLERS THAT PURCHASER IS CAPABLE OF PERFORMING) AN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE PROPERTIES. PRIOR TO THE EFFECTIVE DATE, PURCHASER HAS DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE PROPERTIES ARE ACCEPTABLE TO PURCHASER. PRIOR TO THE EFFECTIVE DATE, PURCHASER HAS CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER DETERMINED TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     (b) PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY AND SENIOR LIVING FACILITIES AND THEIR OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE PROPERTIES IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION AND SELLERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED HEREIN.
     (c) EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CONVEYANCE DOCUMENTS, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLERS MAKE NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF ANY PROPERTY AND THAT SELLERS CONVEY THE PROPERTIES TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT SELLERS MAKE NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTIES FOR ANY PURPOSE.
     (d) PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE PROPERTIES SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY ANY APPLICABLE HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF APPLICABLE LAW, RULE OR REGULATION, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, MOLD, SEISMIC HAZARDS, LEAD PAINT, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT WILL CONDUCT ITS OWN INSPECTIONS AND REVIEWS WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLERS FROM LIABILITY IN CONNECTION WITH ANY SUCH MATTERS THAT ARE NOT THE SUBJECT OF ANY OF SELLERS’ REPRESENTATIONS AND WARRANTIES.
     (e) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLERS HAVE PROVIDED TO PURCHASER THE DUE DILIGENCE MATERIALS AND THE BOOKS AND RECORDS, SELLERS HAVE NOT VERIFIED THE ACCURACY THEREOF AND MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH MATERIALS.

     (f) FURTHERMORE, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CONVEYANCE DOCUMENTS, PURCHASER ACKNOWLEDGES THAT SELLERS HAVE NOT AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PRESENCE OR INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN ANY REAL PROPERTY. IN THAT REGARD, PURCHASER HAS, PRIOR TO THE EFFECTIVE DATE, CONDUCTED ITS OWN INVESTIGATIONS TO DETERMINE IF ANY REAL PROPERTY CONTAINS ANY HAZARDOUS MATERIALS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.
     EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CONVEYANCE DOCUMENTS, PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLERS, AND THEIR PAST, PRESENT AND FUTURE MEMBERS, PARTNERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTIES AND, WITH RESPECT TO THE PRESENCE OF ANY HAZARDOUS MATERIALS, ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF ANY REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS.

     BY INITIALING THIS CLAUSE BELOW, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.
/s/

PURCHASER’S INITIALS
     (g) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about or beneath any Real Property or migrating to or from any Real Property, or the existence of a violation of Environmental Requirements pertaining to any Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of such Real Property.
     (h) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to Hazardous Materials.
     (i) “Hazardous Materials” means any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde.

The provisions of this Section 4.4 shall survive Closing.
V.
CLOSING
     5.1 Closing Date. The “Closing Date” for purposes of this Agreement shall be November 16, 2009, or such earlier date as may be agreed upon, in writing, by Sellers and Purchaser; provided, however, that Seller shall have the right, at its option, to extend the Closing Date as set forth in Sections 4.3.1, 7.4, 9.2, and 12.13 herein.
     5.2 Action Prior to the Closing Date by Seller. Sellers agree that, provided Purchaser has complied with its obligations under Section 5.3 hereof, on or before 1:00 p.m. EST on the Closing Date, Sellers will deposit with Escrow Agent such items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Agent to comply with this Agreement, including, without limitation, the following:
     (a) For each Property, a grant deed, special warranty deed, quit claim deed or statutory form warranty deed substantially in the form and content attached hereto as Exhibit “E-1” through Exhibit “E-11,” prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the state in which the particular Property is located, reflecting the sale and transfer to Purchaser of the Real Property and the Improvements (collectively, the “Deeds”), subject only to those Permitted Exceptions applicable to such Property.
     (b) For each Property, two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit “F”, prepared and executed by Seller, assigning, conveying and transferring to Purchaser the Personal Property (“Bill of Sale”);
     (c) For each Property, two (2) duplicate originals of an Assignment of Intangible Property, in the form and content attached hereto as Exhibit “G”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty (other than as expressly set forth herein), all of Seller’s right, title and interest in the Intangible Property (“Assignment of Intangibles”);
     (d) For each Property, two (2) duplicate originals of an Assignment and Assumption of Contracts, in the form and content attached hereto as Exhibit “H”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty (other than as expressly set forth herein), all of Seller’s right, title and interest under the Contracts (“Assignment of Contracts”);
     (e) For each Property, two (2) duplicate originals of an Assignment and Assumption of Resident Agreements, in the form and content attached hereto as Exhibit “I”, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Sellers, and without representation or warranty (other than as expressly set forth herein), all of Seller’s right, title and interest under the Resident Agreements (including any refundable security deposits thereunder) (“Assignment of Resident Agreements”);
     (f) For each Seller, a non-foreign affidavit signed by Seller in the form to be prepared by Escrow Agent (“Non-Foreign Affidavit”), in the form and content attached hereto as Exhibit “J”, any state tax withholding affidavits as applicable, and an IRS Form 1099;
     (g) All transfer tax and other tax returns, if any, which any Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, if and to the extent the same are available as of the Closing Date;
     (h) All of the plans (including “as built” plans), drawings, blueprints and specifications relating to the Properties where available, which are in any Sellers’ possession or control;
     (i) All written warranties in possession or control of each Seller, if any, of manufacturers, suppliers and contractors in effect on the Closing Date;
     (j) All keys to the Properties which are in the possession or control of any Seller (which will be available at each respective Facility);
     (k) A closing statement prepared by the Escrow Agent and reasonably approved by Sellers and Purchaser setting forth, among other things, all payments to and from Escrow in connection with the purchase and sale of the Properties (the “Closing Statement”);
     (l) All affidavits, gap indemnity agreements and other documents consistent with the express provisions of this Agreement and reasonably required by the Escrow Agent (including without limitation, evidence reasonably satisfactory to Escrow Agent that all necessary authorizations of the transaction contemplated hereby have been obtained by Sellers), each in form and substance reasonably acceptable to Sellers;
     (m) For each Property, a form Notices to Residents, in the form and content attached hereto as Exhibit “K,” prepared and executed by Seller (collectively, the “Notices to Residents”);
     (n) Two (2) duplicate originals of an Assignment of Ground Lease for Sunrise Wooster Assisted Living, L.L.C., in the form and content attached hereto as Exhibit “L” (the “Assignment of Ground Lease”);
     (o) For each Property, two (2) duplicate originals of a Bridging Lease, if necessary pursuant to and as defined in Section 6.4.2 below, prepared and executed by Seller;

     (p) For each Property, two (2) duplicate originals of a Bridging Management Agreement, if necessary pursuant to and as defined in Section 6.4.2 below, prepared and executed by Seller;
     (q) Two (2) duplicate originals of the Post-Closing Escrow Agreement, as set forth in Section 7.3 below, prepared and executed by Seller;
     (r) Title to transfer any motor vehicles being conveyed in connection herewith, each of which will be located at a Property;
     (s) To the extent not previously delivered to Purchaser and within the possession or control of Sellers or their Affiliates, access at each Facility with respect to the items pertaining to such Facility to the originals (or copies, if originals are not available) of all items within the Due Diligence Materials (including, to the extent available, originals of all Resident Agreements, Contracts, and Permits and copies of all resident correspondence and billing files and records);
     (t) Any releases necessary to extinguish the Existing Liens, as required hereby; and
     (u) Such other instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Sellers pursuant to this Agreement.
     5.3 Action Prior to the Closing Date by Purchaser. Purchaser agrees that on or before 1:00 p.m. EST on the Closing Date, Purchaser will deposit with Escrow Agent the Closing Payment and all documents (executed and acknowledged, if appropriate) necessary to comply with the terms of this Agreement, including without limitation:
     (a) To the extent that applicable law requires that the Deeds, transfer tax or other tax forms, or recording forms be executed by the grantee, such instruments shall be executed by Purchaser and acknowledged in the presence of a Notary Public in accordance with the laws of the state in which the particular Property is located;
     (b) For each Property, two (2) fully executed duplicate originals of the Assignment of Purchase Contract to Applicable Property executed by Purchaser and its assignee in the form and content attached hereto as Exhibit “D”;
     (c) For each Property, two (2) fully executed duplicate originals of the Assignment of Contracts executed by Purchaser;
     (d) For each Property, two (2) fully executed duplicate originals of the Assignment of Resident Agreements executed by Purchaser;
     (e) An executed Closing Statement;
     (f) For each Property, two (2) fully executed duplicate originals of the Assignment of Intangibles executed by Purchaser;

     (g) For each Property, two (2) fully executed duplicate originals of the Bill of Sale executed by Purchaser;
     (h) Two (2) fully executed duplicate originals of the Assignment of Ground Lease executed by Purchaser;
     (i) For each Property (if necessary pursuant to Section 6.4.2 below), two (2) fully executed duplicate originals of the Bridging Lease executed by Purchaser;
     (j) For each Property (if necessary pursuant to Section 6.4.2 below), two (2) fully executed duplicate originals of the Bridging Management Agreement executed by Purchaser;
     (k) Two (2) duplicate originals of the Post-Closing Escrow Agreement, as set forth in Section 7.3 below, executed by Purchaser;
     (l) The Releases, as defined in Section 4.2.3 above, executed by the applicable lender(s); and
     (m) Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.
     5.4 Recording of Deeds. Subject to Section 8.3 below, Escrow Agent will cause the Deeds to be dated as of the Closing Date and recorded in the Official Records, and all other conveyance documents deposited with Escrow Agent to be dated as of the Closing Date, when (but in no event after the Closing Date) Escrow Agent (i) is prepared to issue the Title Policies to be issued to Purchaser as contemplated in this Agreement, and (ii) holds for the account of Sellers and Purchaser all items and funds (if any) to be delivered to Sellers and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Sellers or Purchaser pursuant to the provisions of this Agreement.
     5.5 Prorations.
          5.5.1 Taxes. With respect to each Property, all non-delinquent real estate and personal property general and special taxes and assessments for the Property and the Land for the current assessment year of the applicable taxing authority in which the Closing Date occurs shall be prorated as of the Closing Date. If the exact amount of taxes is not known at Closing, the proration will be based on an amount equal to 105% of the prior assessment year’s taxes and shall be adjusted directly between Seller and Purchaser once actual figures become available after Closing. It is understood that any supplemental property tax bill issued as a result of the sale of any Property pursuant to the provisions of this Agreement, shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, (i) Sellers shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Properties for any period prior to the Closing Date, and (ii) Sellers are responsible for all taxes due and payable prior to the Closing Date. Purchaser shall assume all obligations accruing from and after the Closing Date with respect to any agreements relating to the appealing of real estate taxes or real estate tax assessments, including the obligation to pay portions of amounts of real estate tax savings and costs and expenses related thereto. With respect to each Property, Purchaser and Seller shall be equally responsible for, and shall pay equally, all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property and the Intangible Property (i.e., Purchaser shall pay 50% and Sellers shall, collectively, pay 50%).

          5.5.2 Utility Service. With respect to each Property, Seller shall request each utility company providing utility service to the Real Property to cause all utility billings to be closed and billed as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date. In the event any such utility charges are not separately billed, the same shall be prorated. In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Closing Date occurs. Sellers shall receive a credit at Closing for any Utility Deposits with respect to the Facilities that are transferred or made available to Purchaser. Purchaser shall arrange for placing all utility services and bills in its own name as of the Closing Date.
          5.5.3 Revenue From Operations. With respect to each Property, all revenues from Facility operations accruing or relating to the period up to and including 11:59 p.m. EST on the day immediately preceding the Closing Date (“Cut-Off Time”) shall belong to Seller. All revenues from Facility operations accruing or relating to the period after the Cut-Off Time shall belong to Purchaser. Without limiting the foregoing, it is the agreement and intent of the parties that all revenues shall be prorated as of the Closing Date.
          5.5.4 Accounts Payable and Operating Expenses. With respect to each Property, all obligations and liabilities (for services and materials ordered, or otherwise in the ordinary course of business) and accounts payable for the Facility and the Real Property owing as of the Closing Date for merchandise, equipment, supplies and other materials and services paid, incurred or ordered shall be prorated between Seller and Purchaser as of the Closing Date based on whether the merchandise, equipment, supplies and other materials remain in inventory as of the Closing Date and when the services were, or are to be rendered, i.e. prior to, or on or after the Closing Date.
          5.5.5 Miscellaneous Permits and Taxes. Except as covered by the terms of Section 5.5.1 above, with respect to each Property, all water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses which are assignable or transferable without added cost and have a value which will survive Closing, and any unpaid taxes payable in arrears, shall be prorated as of the Closing Date. Sellers will be credited for that portion of taxes and fees paid by Sellers allocable to the period after the Closing Date.
          5.5.6 Contracts. With respect to each Property, all payments and receipts, as applicable, under the Contracts assumed by Purchaser shall be prorated between Purchaser and Seller as of the Closing Date. Seller shall receive a credit for all prepayments and deposits thereunder.
          5.5.7 Intentionally Deleted.

          5.5.8 Other Income. With respect to each Property, all other income derived by Seller from the Property accruing or relating to the period up to and including the Cut-Off-Time shall be paid to Seller. All other income derived by Seller from the Property accruing or relating to the period on and after the Cut-Off-Time shall be paid to Purchaser.
          5.5.9 Other Expenses. With respect to each Property, all other expenses and obligations not otherwise specified in this Section 5.5 incurred in the ownership of the Property and operation of the Facility shall be prorated between Seller and Purchaser as of the Closing Date.
          5.5.10 Accounts Receivable. Subject to Section 5.5.11 below, all of Sellers’ Accounts Receivable shall be and remain the property of Sellers subsequent to the Closing of the transaction contemplated hereby. At the Closing, Sellers shall prepare a list of their outstanding Sellers’ Accounts Receivable as of the Cut-Off Time, specifying the name of each account and the amount due to each Seller. Purchaser shall hold in trust for Sellers any funds which are received by Purchaser as payment of such accounts receivable, i.e., if Purchaser actually collects any such amounts; and Purchaser shall pay the monies collected in respect thereof (net of actual collection costs) to Sellers at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Sellers. It is the intention of Purchaser and Sellers that although all of Sellers’ accounts receivable shall be and remain the property of Sellers, still, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Sellers in the manner above provided. Nothing herein contained shall be deemed to preclude Sellers from enforcing collection of the accounts receivable which are owed to Sellers. The provisions of this Section shall survive Closing.
          5.5.11 Rent. All rentals and other resident charges, including any community fees and reimbursements, in respect to the month in which the Closing Date occurs (the “Current Month”) shall be prorated as of the Cut-Off Time, whether or not actually received prior to the Closing Date. All rentals and other resident charges received by Purchaser from a resident after the Closing Date shall be applied first to collection costs and then to the most recently accrued obligation of such resident. After application as set forth above, Purchaser shall promptly remit to Seller that portion of rentals and other resident charges received after the Closing Date attributable to periods prior to the Cut-Off Time. Sellers shall retain the right to pursue directly collection of amounts due on account of the period prior to the Cut-Off Time.
          5.5.12 Interest Payments. With respect to any loans to be assumed by Purchaser pursuant to Section 4.2.3 above, all interest payments due with respect to the Current Month shall be prorated between Purchaser and Seller as of the Cut-Off Time.
          5.5.13 Security Deposits; Prepaid Rent. Purchaser shall receive a credit against the Purchase Price for (a) prepaid rents and other resident charges, including any community fees, applicable to periods after the Cut-Off Time, and (b) any refundable security deposits (and if Legal Requirements or any agreements require a landlord to be accountable for interest on such refundable security deposits, any accrued interest owed thereon).

          5.5.14 General Provision. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Sellers and Purchaser. In the event any prorations or apportionments made under this Section 5.5 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same in accordance with the remaining terms of this Section 5.5.14. To the extent the exact amount of any adjustment item provided for in this Section 5.5 cannot be precisely determined on the Closing Date, such prorations and apportionments shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. Notwithstanding the foregoing, any adjustment or re-proration pursuant to the two immediately preceding sentences shall be made, if at all, within ninety (90) days after the Closing Date (except with respect to taxes and assessments, in which case such re-proration shall be made within thirty (30) days after the information necessary to perform such re-proration is available). All payments to be made as a result of the final results of the adjustments shall be paid to the party entitled to the same within thirty (30) days after the final determination thereof. Seller and Purchaser agree that none of the insurance policies relating to any Property will be assigned to Purchaser (and Seller shall pay any cancellation fees or minimum earned premiums resulting from the termination of such policies) and Purchaser shall be responsible for arranging for its own insurance as of the Closing Date.
          5.5.15 Proration Allocation. For proration purposes, the day that falls on the Closing Date shall be charged to Purchaser.
          5.5.16 Survival. The provisions of this Section 5.5 shall survive Closing.
     5.6 Closing Costs. With respect to each Property, Purchaser shall bear the cost of the premium for the Title Policy and any and all endorsements to the Title Policy requested by Purchaser or its lender. Purchaser shall bear the cost of the survey (or the updating thereof) for each Property. Seller shall pay any commission due to Broker (as defined in Article X). With respect to each Property, each of Seller and Purchaser shall pay one-half (1/2) of the documentary transfer taxes and the recording fee for the Deeds and one-half (1/2) of all escrow and closing fees relating to the sale of the Property (but not in connection with any financing by Purchaser, which shall be paid solely by Purchaser). Each party shall pay its own attorneys’ fees pertaining to the sale of the Properties. Purchaser shall be responsible for the payment of any mortgage taxes or recording fees for the mortgage securing Purchaser’s loan. All other costs pertaining to the sale of each Property shall be allocated as is customary for real estate transactions where the applicable Property is located. The parties agree to cooperate in all reasonable respects to minimize all such costs, premiums, taxes, and fees.
     5.7 Distribution of Funds and Documents Following Closing. The conditions to the closing of Escrow shall be Escrow Agent’s receipt of funds and documents described in Sections 5.2 and 5.3 above. Upon satisfaction of the above conditions, Escrow Agent shall distribute the documents described in Sections 5.2 and 5.3 above as follows and in accordance with the Escrow Agreement and take all other actions authorized by the Escrow Agreement:
          5.7.1 To Sellers. With respect to each Property:

     (a) The cash portion of the Purchase Price due to Seller as set forth in the Closing Statement;
     (b) A copy of the recorded Deeds;
     (c) One (1) fully executed duplicate original of the Bill of Sale;
     (d) One (1) fully executed duplicate original of the Assignment of Intangibles;
     (e) One (1) fully executed duplicate original of the Assignment of Contracts;
     (f) One (1) fully executed duplicate original of the Assignment of Resident Agreements;
     (g) One (1) fully executed duplicate original of the Non-Foreign Affidavit;
     (h) One (1) fully executed duplicate original of the Assignment of Ground Lease;
     (i) One (1) fully executed duplicate original of the Bridging Lease, if applicable;
     (j) One (1) fully executed duplicate original of the Bridging Management Agreement, if applicable;
     (k) One (1) fully executed duplicate original of the Post-Closing Escrow Agreement;
     (l) One (1) fully executed duplicate original of the Releases;
     (m) A copy of the Title Policy issued to Purchaser;
     (n) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Sellers through Escrow pursuant to the provisions of this Agreement; and
     (o) (o) One (1) copy of any other document delivered to Escrow Agent by Purchaser or Sellers pursuant to the terms of this Agreement. Copies of any of Purchaser’s loan documents (other than the Releases) shall not be provided to Sellers.
          5.7.2 To Purchaser. With respect to each Property:
     (a) Any excess funds deposited by Purchaser which remain after disbursement to Sellers;

     (b) One (1) conformed copy of the Deeds, the originals to be mailed to Purchaser following the recordation thereof, in each instance;
     (c) One (1) fully executed duplicate original of the Bill of Sale;
     (d) One (1) fully executed duplicate original of the Assignment of Intangibles;
     (e) One (1) fully executed duplicate original of the Assignment of Contracts;
     (f) One (1) fully executed duplicate original of the Assignment of Resident Agreements;
     (g) One (1) fully executed duplicate original of the Assignment of Ground Lease;
     (h) One (1) fully executed duplicate original of the Bridging Lease, if applicable;
     (i) One (1) fully executed duplicate original of the Bridging Management Agreement, if applicable;
     (j) One (1) fully executed duplicate original of the Post-Closing Escrow Agreement;
     (k) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement (including without limitation, the items and documents described in Section 5.2(h) and (i) above, unless the same are delivered directly to Purchaser by Sellers);
     (l) One (1) copy of any other document delivered to Escrow Agent by Purchaser or Sellers pursuant to the terms of this Agreement;
     (m) The original of the Title Policy for each Property;
     (n) One (1) fully executed copy of the Non-Foreign Affidavit for each of the Sellers; and
     (o) The fully executed originals of the Notices to Residents.
     5.8 Possession. Purchaser shall be entitled to sole possession of each Property on the Closing Date, subject to the possessory rights of any resident of the Facility and the terms of the Contracts.

VI.
ADDITIONAL COVENANTS AND INDEMNITIES
     6.1 Purchaser’s Covenants.
          6.1.1 Purchaser Indemnity. With the exception of items for which Purchaser is expressly indemnified hereunder, Purchaser covenants and agrees to defend, indemnify, protect, defend, and hold harmless Sellers, and their respective affiliates, owners, members, partners, employees, lenders, agents and representatives, from and against any and all Claims (a) arising from the acts and omissions of Purchaser and its agents, employees and contractors occurring in connection with or as a result of, any inspections, tests or examinations of or to the Properties, (b) if the Closing occurs, arising from the use, management, operation, rental, maintenance and ownership of the Properties, based upon acts, conduct or omissions (other than by Sellers) occurring on or after the Closing Date, including, without limitation, with respect to and under the Contracts assumed by Purchaser under the Assignment of Contracts, (c) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, and (d) arising from any breach of this Agreement by Purchaser or any instrument or agreement delivered or required to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive Closing.
          6.1.2 Pursuit of State Permits. Prior to Closing, Purchaser shall use its commercially reasonable efforts to obtain all required licenses and approvals to permit Purchaser to operate the Facilities under Purchaser’s name, including certificates of need (or waiver thereof) to the extent required by law (“Purchaser Permits”). Subject to Section 6.2.2 below, Purchaser shall commence the process of filing all applications and other documents required by the applicable governmental or administrative agency or authority for all such required Purchaser Permits within one (1) business day after the Effective Date and shall endeavor to complete such filing process within ten (10) business days thereafter. In the event that any Purchaser Permits required to be obtained prior to the Closing Date are not obtained at such time, the terms of Section 6.4 below shall control.
     6.2 Seller Covenants. Each Seller (but solely for itself and its own Property, and not for any other Seller or any other Property) covenants to Purchaser as follows:
          6.2.1 Operation of the Facility. Subject to the terms of this Agreement, each Seller, during the term of this Agreement, shall carry on the business and operations of the Facility in substantially the same manner as heretofore carried on by it. Prior to the Closing Date, each Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Facility. No Seller shall remove any of the Personal Property from the Real Property, unless such Seller replaces the same with like items that are of equal or better quality and condition. Each Seller shall maintain the Inventory consistent with such Seller’s past practices and will replenish the same consistent with its past practices. Each Seller may extend, amend, modify or terminate any of the Contracts as such Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices, and may enter into new Contracts; provided, however, that so long as Purchaser is not in default of any of its obligations under this Agreement beyond the expiration of any applicable notice or cure period, other than with respect to entering into new Resident Agreements in accordance with the rental schedules previously delivered to Purchaser, (a) from the date of this Agreement to the Closing Date, Seller shall provide to Purchaser copies of new Contracts and any terminations, amendments, extensions, or modifications of existing Contracts, which Seller has entered into, or intends to enter into, within two (2) business days thereof, (b) Seller shall not, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any leases of furniture, fixtures or equipment for the Facility, (ii) any new Contract other than those that are terminable with not more than thirty (30) days’ notice without penalty, (iii) any extension, amendment, modification, or termination of a Contract other than an extension of an existing Contract on identical terms (provided that Purchaser has not delivered to Seller Notice of its intent to terminate such Contract), or (iv) any additional Business Agreements affecting the Property (other than with respect to entering into additional Resident Agreements as set forth above), (c) other than in the ordinary course of business at the Property, no part of the Property, or any interest therein, will be sold or otherwise transferred or encumbered without Purchaser’s prior written consent, which approval shall not be unreasonably withheld or delayed, and (d) without the prior written approval of Purchaser (which approval shall not be unreasonably withheld or delayed), Seller shall not: (i) make any material alterations to the Property, or, (ii) remove or otherwise dispose of any material portion of the Personal Property, except in the ordinary course of business.
          6.2.2 Cooperation. Sellers shall cooperate with Purchaser in all commercially reasonable respects, including by executing and/or delivering necessary or desirable applications and other information and documents, to facilitate the issuance and/or transfer of the Purchaser Permits (as defined in Section 6.1.2 above) and other authorizations in connection with the operation of the Properties. Purchaser shall promptly reimburse Seller for all governmental or other administrative agency fees incurred by Seller in connection with such cooperation. In the event that any Purchaser Permit required under any Legal Requirement to be obtained prior to the Closing Date are not obtained at such time, but all other conditions set forth herein are satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date), the Sellers agree to cooperate in good faith with Purchaser and use commercially reasonable efforts in formulating and implementing mutually acceptable alternatives (if any) that permit the consummation of the transactions contemplated by this Agreement in accordance with all Legal Requirements in the absence of such Purchaser Permits, provided that any such arrangements are fully in compliance with all Legal Requirements, that Purchaser either pays for or promptly reimburses Seller for all governmental or other administrative agency fees incurred by Seller in connection therewith, and that Purchaser indemnifies and holds Seller harmless from and against any liabilities arising in connection therewith. The provisions of this Section 6.2.2 shall survive the Closing.
     6.3 Employee Matters. With respect to each Property:
          6.3.1 On the Closing Date, Seller shall pay or credit Purchaser with all employee salaries, wages, and other compensation (including accrued vacation days but not including sick leave), including any applicable federal, state and local taxes, for any employees of the Facility which have accrued up to the Cut-Off Time and remain unpaid. Subject to the provisions of Sections 6.3.2 and 6.3.3, Seller shall indemnify, defend and hold harmless Purchaser against any and all labor or employment claims, liabilities or obligations (including, without limitation, reasonable attorneys’ fees and costs) which arise or accrue before, or arise out of events occurring before, the Closing Date, which indemnity shall survive Closing. Purchaser shall be responsible for any severance pay due to any Hired Employee that Purchaser elects to terminate on or after the Closing Date.

          6.3.2 On or before the day that is ten (10) days after the Effective Date, each Seller shall provide Purchaser with a list of all employees at its respective Property and access to other pertinent information as reasonably requested by Purchaser (including access to review the employee file and information on the terms of employment of each employee). After the Effective Date of this Agreement, each Seller shall afford Purchaser and Purchaser’s proposed property manager with opportunities to meet with any employees of such Seller or its manager who are involved in the operation of each Facility and each Property. Such meetings shall be at such times as mutually agreed to by each Seller and Purchaser and each Seller shall be entitled to have a representative present at any such meetings with the employees at its Property. As of the Closing Date, Purchaser shall offer employment to all then-current employees of the Facilities. Purchaser shall indemnify, defend and hold harmless Seller, and its affiliates, owners and employees, against any and all labor or employment claims, liabilities and obligations (including, without limitation, reasonable attorneys’ fees and costs) which arise or accrue from or after, or arise out of events occurring from or after the Closing Date, including, without limitation, all claims arising as a result of the termination by Purchaser of any Facility employee or personnel performing services at or for the Facility, which indemnity shall survive Closing. The foregoing indemnity shall survive Closing. Those employees who accept employment with Purchaser or its property manager shall be referred to as the “Hired Employees.” For a period of one (1) year after the Closing Date, neither Sellers (nor their managers or Affiliates) shall hire or seek to hire any Hired Employees who are then currently employed at any of the Facilities.
          6.3.3 Purchaser and Sellers acknowledge and agree that the provisions of Section 6.3.2 are designed, in part, to ensure that Seller (or its manager) is not required to give notice to employees of the Facility of the “closure” thereof under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other comparable state law by avoiding the substantial cessation of industrial or commercial operation in a covered establishment. Nothing in this Section 6.3 shall, however, create any rights in favor of any person not a party to this Agreement, including employees of the Facility, or constitute an employment agreement or condition of employment for any employee of Seller (or its manager) or any affiliate of Seller (or its manager) who is a Hired Employee..
          6.3.4 Sellers shall and hereby agree to indemnify and save Purchaser, and its Affiliates and property managers, harmless from and against any liability for wages, salaries, bonuses, and accrued vacation days (but not sick leave) to be paid to employees on account of services rendered prior to Closing, except to the extent the same is credited to Purchaser pursuant to Section 6.3.1 above. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) and Sellers shall remain liable for and hereby indemnify and save Purchaser, and its affiliates, harmless from and against all benefits due to employees under plans in which employees participate prior to Closing, and all payments due on the plans providing such benefits. Sellers agrees to give all affected employees written notice of termination of participation of employees working at any Property in any applicable 401(K) or other pension or retirement plan affecting the employees. The obligations of Sellers and Purchaser set forth in this Section 6.3 shall survive Closing.

     6.4 Bridging of Licenses.
          6.4.1 Without limiting Purchaser’s obligations set forth in Section 6.1.2 above and Seller’s agreement to cooperate as set forth in Section 6.2.2 above, from and after the date hereof, Purchaser and Sellers shall cooperate and work together diligently and in good faith to obtain all necessary consents and approvals for the issuance of the Purchaser Permits (as defined in Section 6.1.2 above) to Purchaser, or the transfer to Purchaser of the existing Permits for the operation of each of the Facilities. In furtherance of the foregoing, Purchaser and Sellers shall submit all necessary applications and filings with all relevant federal, state, and local governmental or administrative agencies or authorities, or other relevant parties, and provide complete information and requested materials.
          6.4.2 In the event the existing Permits for the operation of any one or more Facilities cannot be transferred (or a new Purchaser Permit for the operation of such Facility cannot be obtained by Purchaser) prior to the Closing Date, the Closing shall proceed in accordance with the terms hereof. In such event, Purchaser and Sellers shall enter into such other mutually and reasonably acceptable documents and agreements as may be necessary and permitted under all applicable laws, rules, and regulations in each instance to cause the current license-holder for each such Facility to remain in place pending final approval and transfer of such Permits to Purchaser (or its designated related entity) or the issuance to Purchaser of a new Purchaser Permit for the operation of such Facility. Without limitation, this may include a lease from Purchaser to one of the Sellers, its management company or the current license-holder, in the form and content attached hereto as Exhibit “M” (each, a “Bridging Lease”), and a management agreement between the license-holder as lessee under the Bridging Lease and a designee of Purchaser, in the form and content attached hereto as Exhibit “N” (each, a “Bridging Management Agreement”). All such document(s) shall include, without limitation, an indemnity (in form and substance reasonably acceptable to Purchaser and Sellers) by Purchaser of such Seller and its management company and license-holder, and their respective affiliates, owners, members, partners, employees, lenders, agents and representatives, from and against any and all Claims arising in or in connection with the ownership, management or operation of any Facility after the Closing Date, to the extent that such Claims are not attributable to the grossly negligent or willful acts or omissions of such Seller or its management company and license-holder.
          6.4.3 Purchaser and Sellers shall promptly notify, consult with, and keep the other advised as to the status of the matters referred to in this Section 6.4, including with respect to any communications to or from any governmental agency or other party in connection with the transfer or issuance of the Purchaser Permits.
          6.4.4 Nothing in this Section shall require Sellers to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of any of its assets or limits on its freedom of action with respect to the businesses of any Seller, or commit or agree to any of the foregoing in order to obtain any consents, approvals, permits or authorizations to remove any impediments to the transactions contemplated hereby relating to the Hart-Scott-Rodino Act or other antitrust, competition or trade regulation Law or to obtain or transfer any licenses or other permits to Purchaser.

VII.
REPRESENTATIONS AND WARRANTIES
     7.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Sellers that as of the date hereof and as of the Closing Date:
          7.1.1 Organization and Standing. Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, is, or on the Closing Date will be, duly qualified to do business in each state where such qualification is necessary with respect to the Properties, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.
          7.1.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against Purchaser in accordance with its terms. Purchaser shall, on or prior to the Closing Date, furnish Sellers with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.
          7.1.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.
          7.1.4 Solvency/Bankruptcy. Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally. Furthermore, Purchaser has not taken against it any such actions.
     7.2 Sellers’ Representations and Warranties. Each Seller represents and warrants (but solely for itself and its own Property, and not for any other Seller or any other Property) to Purchaser that as of the date hereof and as of the Closing Date:
          7.2.1 Organization and Standing. Seller is a limited liability company or a limited partnership, as reflected on “Exhibit “A” to this Agreement, duly organized under the laws of the state of its formation, is validly existing, and in good standing under the laws of such state, qualified or registered to do business in the state where its Property is located, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

          7.2.2 Due Authorization. The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms. Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.
          7.2.3 Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.
          7.2.4 Non-Foreign Seller. Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”
          7.2.5 Litigation; Condemnation. Except as listed on Exhibit “O” attached hereto, to each Seller’s actual knowledge, there are no demands, complaints, actions, suits, arbitrations, governmental investigations or other proceedings pending or threatened against or affecting such Seller and its respective Property (or any portion thereof) and each Seller has not received written notice of any of the same.
          7.2.6 Solvency; Bankruptcy. Neither Sellers nor any general partner or managing member of each Seller has (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by such Seller’s or such general partner’s or managing member’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s or such general partner’s or managing member’s assets, or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s or such general partner’s or managing member’s assets.
          7.2.7 No Default. To Sellers’ actual knowledge, Sellers have not received written notice of any material default in respect of its obligations under any of the Contracts or the Resident Agreements.
          7.2.8 Personal Property. To Sellers’ actual knowledge, each Seller holds good title to, and the entire right, title, and interest in and to, the Personal Property owned by it, free and clear of any and all leases, liens, encumbrances or other liabilities, except as set forth in the Contracts and the Resident Agreements.

          7.2.9 Operating Statements. Attached hereto as Exhibit “C-2” are financial statements for the Property for the calendar year 2008 (the “Operating Statements”). To Sellers’ actual knowledge, the Operating Statements are full, true and correct in all material respects and have been prepared in accordance with standard accounting practices, consistently applied.
          7.2.10 Due Diligence Materials. To Sellers’ actual knowledge, Sellers have delivered to Purchaser or made available as part of the Due Diligence Materials true, correct, and complete (to the extent in Sellers’ possession) copies of all material information respecting the Property (including all Contracts) within the possession or control of Sellers; provided, however, that Sellers are not providing any representation or warranty as to the accuracy of the information or materials provided or prepared by a third party.
          7.2.11 Resident List. To Sellers’ actual knowledge, the Resident List for each Property is true and correct in all material respects as of the date thereof with respect to the room number of each resident in each Facility.
          7.2.12 Hazardous Materials. To Sellers’ actual knowledge, except as disclosed in any phase I or phase II environmental report delivered or made available to Purchaser as part of the Due Diligence Materials, there are (and have been) no Hazardous Materials installed, stored in, released from or onto, or otherwise existing at, on, in, under or about the Property. To Sellers’ actual knowledge, all phase I and phase II environmental reports related to the Property and in the possession or control of Seller have been made available to Purchaser as part of the Due Diligence Materials.
          7.2.13 Notices of Non-Compliance. Seller has not received written notice and has no actual knowledge that any government agency or any employee or official thereof considers the construction of the Property or the operation or use of the same to have failed to comply with any Legal Requirement, or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance.
          7.2.14 ERISA. Sellers are not, and no portion of the Property is an asset of, an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA, and including, without limitation, governmental and foreign plans), a plan subject to Section 4975 of Internal Revenue Code of 1986, as amended, or an entity that is deemed to hold plan assets of any of the foregoing by reason of investment by an employee benefit plan or other plan in such entity.
     7.3 Seller’s Knowledge. Wherever the phrase “to Seller’s actual knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified or except as otherwise provided herein, such phrase shall mean only the present actual knowledge of Philip Kroskin, Jerry Liang, and Daniel Schwartz of Seller, without any duty of inquiry, any imputation of the knowledge of another, or independent investigation of the relevant matter by any individual(s), and without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at a Property or in Seller’s offices in McLean, Virginia.

     7.4 Failure of Condition But No Seller Breach. Notwithstanding any provision of this Agreement to the contrary (including Section 9.1 below), should any of the representations and warranties of Seller become false or inaccurate prior to the Closing Date or if Seller discovers that any representations and warranties are false or inaccurate and informs Purchaser in writing prior to the Closing Date, then Purchaser’s sole recourse shall be to either (i) if the same has a material, adverse impact on the value of the Property, to terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all Claims against Seller with respect to such false or inaccurate representation and warranty. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event of any right by Purchaser to terminate this Agreement (including without limitation, pursuant to Sections 8.3 and 9.2 below), Sellers shall first have the right, at its sole option, to cure any failure of a covenant, condition or inaccurate representation or warranty, by the payment of money or otherwise, and (a) the Closing Date will be extended at Sellers’ option for a reasonable period of time for Sellers to effectuate such cure, and (b) Purchaser and Sellers shall each act reasonably and in good faith to agree on the sufficiency of such cure. If Seller is unable to cure any such failure, inaccuracy, misrepresentation, failed covenant or obligation or other condition and the same impacts one or more but not all of the Properties, Seller shall have the right, at its sole option, to elect to proceed to Closing with respect to the remainder of the Properties, and in such event, the closing shall proceed with the Purchase Price reduced by the Allocated Purchase Price for the removed Property(ies).
     7.5 Survival Period. Subject to Section 9.5 below, the representations and warranties of Seller set forth in this Agreement shall survive until the date that is one (1) year after the Closing Date, at which time such representations and warranties shall terminate.
VIII.
CONDITIONS PRECEDENT TO CLOSING
     8.1 Conditions to Sellers’ Obligations. The obligation of Sellers to close the transaction contemplated hereunder shall be subject to the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Agent), in whole or in part, by Sellers of each of the following conditions precedent:
     (a) Except by reason of a default by Sellers, Escrow Agent is in a position to and will deliver to Sellers the instruments and funds accruing to Sellers pursuant to the provisions of this Agreement and the Escrow Agreement;
     (b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Sellers; and
     (c) Sellers have received the approval of Bank of America of the transaction contemplated hereby.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Sellers. Sellers shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Agent.
     8.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the transaction contemplated hereunder shall be subject to the satisfaction or Notice of its waiver (delivered to Sellers and Escrow Agent), in whole or in part, by Purchaser of each of the following conditions precedent, and Purchaser shall have no right to terminate this Agreement or delay the Closing for any other reason:
     (a) Except by reason of a default by Purchaser, Escrow Agent is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;
     (b) There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Sellers set forth in this Agreement that has not been waived by Purchaser, and all of Sellers’ representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as if made again on the Closing Date (in any event, such that the same results in a material, adverse impact on the value of the Property), but subject to Sellers’ right to cure any of the same pursuant to Section 7.4 above; and
     (c) The assumption at Closing of the Fannie Mae Debt and issuance by Fannie Mae of the Releases, as set forth in Section 4.2.3 above.
The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Sellers and Escrow Agent.
     8.3 Failure of Conditions to Closing. Escrow Agent shall be responsible for confirming, on or before the Closing Date, that the conditions to Closing set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied. Purchaser and Sellers hereby agree to deliver their Notices to Escrow Agent, on or before the Closing Date, of the satisfaction or waiver of all conditions to Closing hereunder, and, in the event that both Purchaser and Sellers specifically notify and instruct Escrow Agent, in writing, to proceed to Closing hereunder, all such conditions to Closing hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Sellers. Escrow Agent shall not proceed to Closing hereunder unless both Purchaser and Sellers specifically notify and instruct Escrow Agent to do so. Sellers and Purchaser will not take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Sellers and Purchaser shall use commercially reasonable efforts to satisfy the closing conditions set forth herein. Each party shall at any time and from time to time after the Closing execute, acknowledge where required, and deliver such further instruments and documents, and take such other action as may be reasonably requested by the other party in order to carry out the purposes of this Agreement.

In the event any of the conditions to closing set forth in this Agreement are not satisfied or waived by the applicable party by the Closing Date (other than as a result of a failure of Purchaser to have used commercially reasonable efforts to satisfy its obligations under this Agreement), then Purchaser shall have the right at its option to declare this Agreement terminated and null and void, in which case the Earnest Money Deposit shall be immediately returned to Purchaser (and such right shall survive any termination of this Agreement) and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.
     8.4 Purchase of all Facilities. Purchaser hereby acknowledges and agrees that this Agreement is for the purchase and sale of all of the Facilities and that Purchaser shall not under any circumstances purchase less than all of the Facilities, except as expressly set forth in Sections 7.4 and 12.13 herein.
IX.
REMEDIES FOR PRE-CLOSING AND POST-CLOSING DEFAULTS ; LIQUIDATED DAMAGES
     9.1 Default by Purchaser Prior to Closing. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF PURCHASER (ALL CONDITIONS TO PURCHASER’S OBLIGATIONS HAVING BEEN SATISFIED IN ALL MATERIAL RESPECTS OR WAIVED), PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLERS MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLERS WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLERS; HOWEVER, SELLERS RESERVE THEIR RIGHTS TO LEGAL AND EQUITABLE DAMAGES AND REMEDIES THAT ARE EXPRESSLY SET FORTH HEREIN FOR ANY OTHER DEFAULT BY PURCHASER HEREUNDER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS. UPON SUCH DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLERS AND PURCHASER THAT SHALL SURVIVE AS PROVIDED HEREIN, AND FOR THE RIGHT OF SELLERS TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW AGENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9.1, NOTHING HEREIN SHALL LIMIT SELLERS’ RECOVERY IN CONNECTION WITH ANY EXPRESS INDEMNITY BY PURCHASER PROVIDED IN THIS AGREEMENT.

/s/ SELLERS’ INITIALS	/s/ PURCHASER’S INITIALS
     9.2 Default by Sellers Prior to Closing. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLERS, PURCHASER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLERS DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLERS FOR SPECIFIC PERFORMANCE, PROVIDED THAT SUCH ACTION IS INITIATED WITHIN NINETY (90) DAYS FOLLOWING THE CLOSING DATE SET FORTH HEREIN; OR (b) TERMINATE THIS AGREEMENT, RECEIVE THE RETURN OF THE EARNEST MONEY DEPOSIT, AND SELLERS SHALL REIMBURSE PURCHASER FOR ALL THIRD-PARTY OUT-OF-POCKET COSTS AND EXPENSES ACTUALLY INCURRED BY PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT IN AN AMOUNT NOT TO EXCEED TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (AND SUCH OBLIGATION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT). ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLERS’ FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE EARNEST MONEY DEPOSIT AND THE PAYMENT OF THE EXPENSES AS SET FORTH HEREIN AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER. UPON DEFAULT BY SELLERS, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLERS AND PURCHASER THAT SHALL SURVIVE AS PROVIDED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLERS.

/s/ SELLERS’ INITIALS	/s/ PURCHASER’S INITIALS
Notwithstanding the foregoing or any other provision of this Agreement, in the event that any Seller default described in this Section 9.2 above can be cured or compensated for by the payment of money or otherwise, Purchaser shall not have the right to terminate this Agreement by reason thereof in the event that Sellers cure the same or elect to grant to Purchaser at the Closing a credit against the Purchase Price in an amount agreed upon by Sellers and Purchaser, each acting reasonably, as necessary to fully cure or compensate Purchaser for such default, and the Closing Date will be extended at Sellers’ option for a reasonable period of time for Sellers to effectuate such cure.

     9.3 Limitations of Purchaser’s Post-Closing Claims. Notwithstanding any provision to the contrary herein or in any document or instrument (including any deeds, bill of sale or assignments) executed by any Seller and delivered to Purchaser at or in connection with the Closing (excluding the Bridging Lease and the Bridging Management Agreement if applicable, collectively, “Closing Documents”), no Seller shall have (and each Seller is exculpated and released from any) liability whatsoever with respect to any Claims under, and Purchaser shall be forever barred from making or bringing any Claims with respect to, any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document, except to the extent (and only to the extent) that the aggregate amount of all Claims for breach of such Seller’s representations and warranties, covenants and indemnities with respect to a particular Property or more than one Property in the aggregate exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”) (but if such Claim is valid and is finally determined (or settled) to be in excess of the Threshold Amount, then the applicable Seller’s liability shall extend to the “first dollar” of Purchaser’s Claim); provided, however, notwithstanding any provision to the contrary herein or in any Closing Document, the total liability of a Seller for any or all Claims with respect to all of the Properties exceed Five Million Dollars ($5,000,000.00) (the “Cap Amount”), Two Million Five Hundred Thousand Dollars ($2,500,000) of which shall be placed in escrow with the Escrow Agent at Closing out of funds that would otherwise be payable to Sellers (the “Post-Closing Liability Escrow”), pursuant to the terms and conditions of Post-Closing Escrow Agreement, in form and content as attached hereto as Exhibit “P” (the “Post-Closing Escrow Agreement. On the Survival Date, the Escrow Agent shall refund to Seller any remaining balance of the Post-Closing Liability Escrow (including any interest earned thereon), unless there is a Pending Claim (defined below), in which event the Post-Closing Liability Escrow shall remain in place until the Pending Claim is definitively resolved by agreement of the parties or final court order.
     9.4 Purchaser shall not make any Claim or deliver any notice of a Claim (a “Claim Notice”) unless in good faith, it believes the Claim or all of the Claims in the aggregate would exceed the Threshold Amount.
     9.5 Survival of Purchaser’s Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of Sellers contained herein or in any Closing Document shall survive only until the date that is twelve (12) months after the Closing Date (the “Survival Date”). Any Claim that Purchaser may have at any time against Sellers for breach of any such representation, warranty, covenant or indemnity, whether known or unknown, with respect to which a Claim Notice has not been delivered to Sellers on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that Purchaser may have at any time against Sellers for a breach of any such representation or warranty, or its covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to Sellers on or prior to the Survival Date (a “Pending Claim”) may be the subject of subsequent litigation brought by Purchaser against Sellers.

For the avoidance of doubt, on the Survival Date, each Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser and/or its successors and assigns with respect to any Claims or any other matter relating to this Agreement or any Closing Document, except solely for those matters that are then the subject of the pending Claim Notice delivered by Purchaser to Sellers that is still pending on the Survival Date.
     9.6 Limitations on Sellers’ Post-Closing Claims. Notwithstanding any provision to the contrary herein or in any document or instrument executed by Purchaser and delivered to Sellers at or in connection with the Closing, (excluding the Bridging Lease and Bridging Management Agreement, if applicable, collectively, “Purchaser Closing Documents”), Purchaser shall have no liability whatsoever with respect to any Claims under any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Purchaser Closing Document, except to the extent that the aggregate amount of all Claims for breach of Purchaser’s representations and warranties, covenants and indemnities with respect to a particular Property exceeds the Threshold Amount (but if such claim(s) is/are valid and finally determined (or settled) to be in excess of the Threshold Amount, then Purchaser’s liability shall extend to the “first dollar” of Sellers’ Claim); provided, however, notwithstanding any provision to the contrary herein or in any Purchaser Closing Document, the total liability of Purchaser for any or all Claims with respect to any Property shall not exceed the Cap Amount. Further, notwithstanding any provision to the contrary herein or in any Purchaser Closing Document, Purchaser shall have no liability with respect to any Claim under any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Purchaser Closing Document, which Claim relates to or arises in connection with any other matter not expressly set forth in Purchaser’s representations and warranties set forth in Section 7.1 or its covenants or indemnities in this Agreement or any Purchaser Closing Document. Sellers shall not make any Claim or deliver any Claim Notice unless in good faith, Sellers believes the Claim would exceed the Threshold Amount as set forth above.
     9.7 Survival of Seller’s Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of Purchaser contained herein or in any Purchaser Closing Document shall survive only until the Survival Date. Any Claim that Sellers may have any time against Purchaser for breach of any such representation, warranty, covenant, or indemnity, whether known or unknown, with respect to which a Claim Notice has not been delivered to Purchaser on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that Sellers may have at any time against Purchaser for a breach of any such representation or warranty, covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to Purchaser on or prior to the Survival Date may be the subject of subsequent litigation brought by Sellers against Purchaser. For the avoidance of doubt, on the Survival Date, Purchaser shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Sellers, and/or their successors and assigns with respect to any Claims or any other matter relating to this Agreement or any Purchaser Closing Document, except solely for those matters that are then the subject of the pending Claim Notice delivered by Sellers to Purchaser that is still pending on the Survival Date.

     9.8 Limitations on Liability.
          9.8.1 The parties hereto confirm and agree that in each instance herein where a party or its Affiliates is entitled to payment or reimbursement for damages, costs or expenses pursuant to the terms and conditions of this Agreement, any payment or reimbursement made to such party shall be conclusively deemed to be for the account of both such party and its Affiliates, it being acknowledged and agreed that a payment or reimbursement made to such party for damages, costs or expenses shall be sufficient to satisfy all claims for payment or reimbursement of such party and its Affiliates. The parties further confirm and agree that no party hereto (a “Non-Performing Party”) will be deemed to be in default hereunder or be liable for any breach of its representations and warranties under this Agreement if its failure to perform an obligation hereunder is based solely on the non-performance of another party to this Agreement (which other party is not an Affiliate of the Non-Performing Party) or where all conditions precedent to the obligation of such Non-Performing Party to consummate the Closing have not been fulfilled. In no event will either party be liable to the other for any indirect, special or consequential damages of any kind.
          9.8.2 To the maximum extent permitted by applicable law, no shareholder, director, officer or employee of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.
     9.9 Survival. Article IX shall survive the Closing.
X.
BROKERS
     Sellers represent and warrant to Purchaser, and Purchaser represents and warrants to Sellers, that except for Goldman Sachs (“Broker”), no broker or finder has been engaged by it or their affiliates, respectively, in connection with the transaction contemplated by this Agreement or to its knowledge is in any way connected with this transaction. Purchaser shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person engaged or retained by Purchaser in connection with the transaction contemplated by this Agreement. Sellers shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person engaged or retained by Sellers in connection with the transaction contemplated by this Agreement, including without limitation, Broker. Sellers and Purchaser (except with respect to the commission which shall be paid by Seller to Broker) each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning or which shall be based upon any statement or agreement alleged to have been made by such party, in connection with the transaction contemplated by this Agreement or the sale of the Properties by Sellers. The provisions of this Article X shall survive the Closing.

XI.
NOTICES
     Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, and (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Sellers:	c/o Sunrise Senior Living Attention: Mr. Philip Kroskin 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Telephone: (703) 854-0668 Facsimile: (703) 744-1885

With a copy to:	Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attn: General Counsel Facsimile: (703) 744-1885

With a copy to:	Arent Fox LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5339 Attention: Mindy Pittell Hurwitz, Esq. Telephone: (202) 775-5721 Facsimile: (202) 857-6395

To Purchaser:	BLC Acquisitions, Inc. c/o Brookdale Senior Living, Inc. 111 Westwood Place, Suite 200 Brentwood, Tennesee 37027 Attention: General Counsel Telephone: (615) 564-8033 Facsimile: (615) 564-8204

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Facsimile: (212) 735-2000 Attention: Joseph A. Coco Thomas W. Greenberg

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least ten (10) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement. Any Notice that is required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel, who are hereby authorized to do so on the party’s behalf.
XII.
MISCELLANEOUS
     12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the courts in the Commonwealth of Virginia shall be the sole jurisdiction and venue for the bringing of the action.
     12.2 Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other reasonable, actual, out-of pocket expenses or costs of such other proceedings, which amount shall be determined by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.
     12.3 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.
     12.4 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

     12.5 Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion. Notwithstanding the foregoing, however, Purchaser may (without Seller’s consent but with advance written noticed to Seller), by not later than ten (10) business days prior to Closing, assign and transfer in whole or in part all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to a one hundred percent (100%) owned affiliate(s) thereof, or to any entity controlled (directly or indirectly, through voting or equity ownership) by Purchaser in the form of the Assignment of Purchase Agreement attached hereto as Exhibit “D”; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment. Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Sellers and Escrow Agent, within forty-eight (48) hours of any such assignment, Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the documents, if any, by or between Purchaser and such assignee authorizing such assignment. As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Agent may reasonably request. Sellers shall upon request consent in writing to any such assignment that is made in accordance with the terms of this Section. Sellers may not assign or transfer their respective rights or obligations under this Agreement without the prior written consent of Purchaser (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder). No transfer or assignment by either party in violation of the provisions hereof shall be valid or enforceable.
     12.6 IRS — Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Agent shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”
     12.7 Successors and Assigns. Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.
     12.8 Time is of the Essence. Time is of the essence of this Agreement.
     12.9 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. Except for any of the following expressly contained in this Agreement, Sellers and Purchaser each expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Sellers, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and Sellers’ respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

     12.10 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this section shall survive Closing and/or termination of this Agreement.
     12.11 Waiver. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim or right arising herefrom, shall not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right (except that if a party proceeds to Closing, notwithstanding the failure of a condition to its obligation to close, then such condition shall be deemed waived by virtue of the Closing). Any waiver by either party shall be effective only if in a writing delivered to the other party hereto and setting forth, with specificity, the covenant, term, provision or condition so waived. Any such waiver shall not constitute or be construed as a continuing waiver of any subsequent default.
     12.12 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.
     12.13 Risk of Loss. With respect to each Property, the risk of loss shall be as follows:
          12.13.1 Risk of Loss. Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Property by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, any of the Property shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event. Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (“Casualty Renovation Cost”). If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute. Each party hereto shall bear the costs and expenses of its own engineer.
          12.13.2 Material Loss. If the Casualty Renovation Cost for any single Facility exceeds Five Hundred Thousand Dollars ($500,000), then either Purchaser or Sellers may, at their option, elect to terminate this Agreement with respect to the impacted Property only by Notice to the other party within ten (10) business days after the date that the Casualty Renovation Cost is determined (and if necessary the Closing Date will be extended to accommodate such ten (10) business day period), and in the event of a termination hereof with respect to the impacted Property, the Purchase Price shall be reduced by the Allocated Purchase Price of the impacted Property.

If neither party elects to terminate this Agreement with respect to the impacted Property, then the Closing shall take place as provided herein without reduction of the Purchase Price and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible not already otherwise paid by Seller under applicable insurance policies, or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not fully insured against (subject to further adjustment for actual restoration costs).
          12.13.3 Nonmaterial Loss. If the Casualty Renovation Cost is Five Hundred Thousand Dollars ($500,000) or less, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible, under applicable insurance policies, or have the Purchase Price reduced by the Casualty Renovation Cost in the event the Casualty is not fully insured against (subject to further adjustment for actual restoration costs).
          12.13.4 Eminent Domain. If, prior to the Closing Date, a Seller receives notice that a material portion of a Property (or access or other material rights in connection therewith) as would, in Purchaser’s reasonable judgment, materially adversely affect the operation of the Facility or uses of the Property is, or has been threatened in writing by a governmental authority of competent jurisdiction, to be taken by condemnation or eminent domain, Seller shall promptly notify Purchaser, and at the election of Purchaser this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Property, terminate with respect only to the impacted Property, but the Closing shall proceed with respect to the remaining Properties (with the Purchase Price reduced by the Allocated Purchase Price of that Property). If Purchaser does not elect to terminate this Agreement prior to the Closing Date, on the Closing Date all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking. Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Property without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed. As used in this Section, “material portion,” “material rights” or “materially adversely affect” shall mean a taking or condemnation which would reduce available parking below that required by, or in general cause a violation of, any Legal Requirements or any Business Agreement, or result in a condemnation award reasonably estimated to exceed Five Million Dollars ($5,000,000.00).
     12.14 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement.

The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refer to a day other than a Saturday, Sunday or Legal Holiday (hereinafter defined). The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday, the compliance with such obligations or delivery will be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” will mean any local or federal holiday on which post offices are closed in the Commonwealth of Virginia.
     12.15 No Public Disclosure. Neither party shall make any public disclosure of the terms of this transaction without the prior written consent of the other party prior to the Closing Date.
     12.16 Bulk Transfers. The Sellers and Purchaser specifically waive compliance with the applicable provisions of the Uniform Commercial Code — Bulk Transfers, with any similar provision under any similar provisions in the laws of the state, county, and city in which any Property is located, to the extent such provisions may be waived under the applicable Legal Requirement.
     12.17 Covenants, Representations and Warranties. By proceeding with the closing of the sale transaction, Sellers and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Closing Date whether under this Agreement or any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was made aware by Notice from the defaulting or breaching party (and, if applicable, which is described on the Sellers certification of representations and warranties to be delivered at Closing) prior to the Closing Date for which the other party shall have no liability.
     12.18 Confidentiality. The parties acknowledge and agree that Purchaser previously executed and delivered to Sellers a confidentiality agreement, and such agreement remains and shall remain in full force and effect in accordance with the terms thereof. Other than as required or permitted by the terms of this Agreement or required by any Legal Requirements (including without limitation, any disclosures required or advisable by Sellers under any applicable securities laws or practices), no party hereto shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Properties, nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (a) the information provided to Purchaser by any Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s investigation of the Properties, without first obtaining the written consent of Sellers (collectively, “Proprietary Information”).

The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Properties, including, without limitation, to Purchaser’s shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its commercially reasonable efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section. In addition to any other remedies available to Sellers, Sellers shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this section. The provisions of such confidentiality agreement shall survive any termination of this Agreement. Except as otherwise expressly provided in this Agreement, Purchaser agrees not to contact, directly or indirectly, any employees of any Facility prior to the Closing Date, and agrees to be liable for all of Sellers’ damages in the event of any such contact by Purchaser or any of its agents or representatives.
     12.19 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, Sellers and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. Except as otherwise expressly provided herein, the covenants and agreements provided in this Agreement are solely for the benefit of Sellers and Purchaser and their permitted successors and assigns respectively.
     12.20 Facsimile Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Sellers each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.
     12.21 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     12.22 Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).
     12.23 Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.
     12.24 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     12.25 Natural Hazard Report for California Property. The Seller of Sunrise of Santa Rosa, California has or will employ the services of an appropriate third party (the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling such Seller to fulfill its disclosure obligations with respect to the natural hazards referred to in California Civil Code Section 1103.2 with respect to such California Property and to report the results of its examination to Purchaser and such Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges the Seller of Sunrise of Santa Rosa from its disclosure obligations referred to in California Civil Code Section 1103.2, and, for the purposes of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of such Seller for errors and/or omissions not within their personal knowledge shall be deemed to apply.
     12.26 Waiver Regarding California Property. With respect to the Sunrise of Santa Rosa Property, Purchaser specifically waives the provisions of California Code Section 1542, which provides as follows:
     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.
     Purchaser agrees, represents and warrants that the aforementioned waiver of California Code Section 1542 has been negotiated and agreed upon and that Purchaser hereby intends to release, discharge and acquit the applicable Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses with respect to the Sunrise of Santa Rosa Property; provided, however, that the foregoing shall not relieve such Seller of any disclosures required pursuant to this Section.
[Signatures are on the following page.]

XIII.
EXECUTION
     IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the 7th day of October, 2009.

PURCHASER: BLC ACQUISITIONS, INC.
By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Executive Vice President

SELLERS: SUNRISE OF SANTA ROSA Sunrise Assisted Living Limited Partnership VIII
By:	Sunrise Senior Living Investments, Inc.,
its general partner

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF COLORADO SPRINGS Karrington of Colorado Springs Ltd.
By:	Karrington Operating Company, Inc.,
its sole member

	By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

[Signatures continue on next page.]

SUNRISE OF WEST HARTFORD Sunrise West Hartford Assisted Living, LLC
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF WILTON Sunrise Wilton Assisted Living, L.L.C.
By:	Sunrise Development, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF AUGUSTA Sunrise Augusta Assisted Living Limited Partnership
By:	Sunrise Senior Living Investments, Inc.,
its general partner

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF CARMEL Sunrise Carmel Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

[Signatures continue on next page.]

SUNRISE AT FALL CREEK Sunrise Fall Creek Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF FORT WAYNE Sunrise Fort Wayne Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE AT WILLOW LAKE Sunrise Willow Lake Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF ANN ARBOR Sunrise Ann Arbor Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

[Signatures continue on next page.]

SUNRISE OF ALBUQUERQUE Karrington of Albuquerque Ltd.
By:	Karrington Operating Company, Inc.,
its sole member

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE OF SOUTH CHARLOTTE Sunrise South Charlotte NC Senior Living, LLC
By:	Karrington Operating Company, Inc.,
its sole member

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE OF BATH Sunrise Bath Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF ENGLEWOOD Karrington of Englewood Ltd.
By:	Karrington Operating Company, Inc.,
its sole member

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

[Signatures continue on next page.]

SUNRISE AT FINNEYTOWN Karrington of Finneytown Ltd.
By:	Karrington Operating Company, Inc.,
its sole member

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE AT KENWOOD Karrington of Kenwood Ltd.
By:	Karrington Operating Company, Inc.,
its sole member

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE AT OAKWOOD Karrington of Oakwood Ltd.
By:	Karrington Operating Company, Inc.,
its sole member

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE OF WOOSTER Sunrise Wooster Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

[Signatures continue on next page.]

SUNRISE OF MONROEVILLE Sunrise Monroeville Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

VIRGINIA BEACH ESTATES Sunrise Virginia Beach Estates, LLC
By:	Sunrise Senior Living Investments, Inc.,
its sole member

By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF SOUTH HILLS Karrington Operating Company, Inc.
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary